Exhibit 99.1

ENTREPRENEUR UNIVERSE BRIGHT GROUP Announces 2023 Q1 Financial Results

Xi’an, China, May 15, 2023 -- ENTREPRENEUR UNIVERSE BRIGHT GROUP (“EUBG” or the “Company”) (OTCQB: EUBG), a digital marketing consulting company, today announced its unaudited financial results for the first quarter ended March 31, 2023.

Mr. Guolin Tao, CEO and CFO of Entrepreneur Universe Bright Group commented, “In December 2022, China announced a nationwide loosening of its Covid-19 policy. We anticipate that the lingering effects of the pandemic on our business will not persist. We are dedicated to adapting and innovating our operations to meet the evolving needs of our customers. Moving forward, we remain committed to providing excellent products and services to our clients.”

First Quarter of 2023 Unaudited Financial Results

	Three Months Ended March 31,
	2023		2022
	$	% of Revenues	$	% of Revenues

Revenues	$1,176,936	100%	$1,209,004	100%
Cost of revenues	(114,554)	(10)%	(312,479)	(26)%
Gross profit	1,062,382	90%	896,525	74%
Selling Expenses:	(1,439)	0%	(16,595)	(1)%
General and administrative expenses	(423,502)	(36)%	(311,288)	(26)%
Total other income, net	86,289	7%	101,822	8%
Income before income tax	723,730	61%	670,464	55%
Income tax expense	(292,273)	(25)%	(279,291)	(23)%
Net income	$431,457	37%	$391,173	32%

Revenue and cost of revenue: During the three months ended March 31, 2023, we generated revenue of $1,176,936, which represents a slight decrease of $32,068 or 2.7% compared to the same period in the prior year. Because of a new income stream from a client engaged in live streaming business, the Company’s operating revenue in RMB was actually increased compared to the prior period. Therefore, the decrease in operating revenue when measured in USD was due to exchange rate fluctuations.

Cost of revenue for the three months ended March 31, 2023 was $114,554, which represented a decrease of $197,925 or 63.3% compared to the same period in the prior year. The decrease in cost of revenue is mainly due to the absence of direct operating costs related to digital training services used in the current period. For the three months ended March 31, 2022, direct operating costs related to these services were $202,350.

Gross profit: The gross profit was $1,062,382 for the three months ended March 31, 2023, which represented an increase of $165,857 or 18.5% as compared to the same period in the prior year. The increase in gross profit was primarily due to the temporarily suspension of digital training services, which typically had lower profit margins in compared with other services offered by the company. As a result, the profit margin increased to 90% compared to 74% in the prior period, leading to an increase in gross profit.

Selling expenses: During the three months ended March 31, 2023, we incurred $1,439 selling expenses, which represented a decrease of $15,156 or 91.3% as compared to the same period in the prior year. The decrease of selling expenses was mainly due to the tightening of entertainment policies and no staff costs incurred in selling activities during the current period.

General and administrative expenses: During the three months ended March 31, 2023, we incurred $423,502 general and administrative expenses, which represented an increase of $112,214 or 36% as compared to the same period in the prior year. Our general and administrative expenses consisted mainly of audit fees, professional fees, payroll expenses and consultancy fees. The increase in general and administrative expenses was primarily due to an increase in audit and service fees related to the filing of a registration document during the period. Additionally, certain staff costs that were previously classified as selling expenses were reclassified as general and administrative expenses to better reflect their nature.

Total other income, net: During the three months ended March 31, 2023, we incurred net other income of $86,289, which represented a decrease of $15,533 or 15.3% as compared to the same period in the prior year. The different was mainly due to certain sundry income generated in the prior year that did not recur in the current period. Our net other income mainly consisted of bank interest income, exchange rate differences and sundry income.

Net income: As a result of the above, we generated a net income of $431,457 and $391,173 for the three months ended March 31, 2023 and 2022, respectively.

Cash and cash equivalents: As of March 31, 2023 and December 31, 2022, $7,089,325 and $7,193,591 of the Company’s cash and cash equivalents, respectively were held at financial institutions located in the PRC and Hong Kong that management believes to be of high credit quality.

About ENTREPRENEUR UNIVERSE BRIGHT GROUP

ENTREPRENEUR UNIVERSE BRIGHT GROUP is a digital marketing consultation company with its main operation in China, providing marketing consulting services to Chinese start-up companies. The company provides consulting services, sourcing and marketing services in China through its PRC subsidiary with support from its HK subsidiary. Its PRC subsidiary provides services aimed at connecting businesses with e-commerce platforms.  The integrated service platform focuses on strategic marketing and consulting. The company’s mission is to help start-up companies and small-size companies and guide these companies’ founders in utilizing the company’s digital marketing consulting plan to reach their business goals. For more information about the Company, please visit: http://www.eubggroup.com/.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the following:  the Company’s goals and strategies; the Company’s future business development; financial condition and results of operations; product and service demand and acceptance; reputation and brand; the impact of competition and pricing; changes in technology; government regulations; fluctuations in general economic and business conditions in China and assumptions underlying or related to any of the foregoing and other risks contained in reports filed by the Company with the SEC.  For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

For more information, please contact:

The Company:

Jianyong Li

Email: lijianyong@eubggroup.com

Phone: +86-(029) 86100263

Investor Relations:

Tina Li
EverGreen Consulting Inc.
Email: IR@changqingconsulting.com

Mobile: +86-13721971703 (from China)

+1-281-250-4349 (from U.S.)

ENTREPRENEUR UNIVERSE BRIGHT GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2023 AND DECEMBER 31, 2022

(UNAUDITED)

(In U.S. dollars except for number of shares)

	March 31, 2023	December 31, 2022

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,089,325	$7,193,591
Accounts receivable	701,326	234,978
Other receivables and prepayments	77,656	73,069
Other receivables and prepayments – related party	2,068	-
Total current assets	7,870,375	7,501,638

NON-CURRENT ASSETS
Plant and equipment, net	171,333	188,889
Operating lease right-of-use assets, net	69,942	83,077
Total non-current assets	241,275	271,966

TOTAL ASSETS	$8,111,650	$7,773,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	$273,806	$369,727
Receipt in advance	-	1,710
Operating lease liabilities, current	55,610	54,705
Tax payables	214,571	94,758
Amount due to a director	3,490	167,936
Total current liabilities	547,477	688,836

NON-CURRENT LIABILITY
Deferred tax liabilities	249,678	172,196
Operating lease liabilities, non-current	14,332	28,372
Total non-current liabilities	264,010	200,568

TOTAL LIABILITIES	811,487	889,404

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share, 1,100,000 shares authorized, Nil (December 31, 2022: Nil) shares issued and outstanding as of March 31, 2023	-	-
Common stock, par value $0.0001 per share; 1,800,000,000 shares authorized, 1,701,181,423 (December 31, 2022: 1,701,181,423) shares issued and outstanding as of March 31, 2023	170,118	170,118
Additional paid-in capital	6,453,048	6,453,048
Statutory reserves	65,911	65,911
Retained earnings	478,672	47,215
Accumulated other comprehensive income	132,414	147,908
Total stockholders’ equity	7,300,163	6,884,200
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,111,650	$7,773,604

ENTREPRENEUR UNIVERSE BRIGHT GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(UNAUDITED)

(In U.S. dollars except for number of shares)

	Three months ended March 31,
	2023	2022
Revenue	$1,176,936	$1,209,004
Cost of revenue	(114,554)	(312,479)
Gross profit	1,062,382	896,525
Selling expenses	(1,439)	(16,595)
General and administrative expenses	(423,502)	(311,288)
Profit from operations	637,441	568,642
Other income (expenses):
Interest income	7,736	10,330
Exchange loss	20,548	60
Sundry income	58,005	91,432
Total other income, net	86,289	101,822
Income before income tax	723,730	670,464
Income tax expense	(292,273)	(279,291)
Net income	$431,457	$391,173
Other comprehensive income
Foreign currency translation adjustment	(15,494)	(5,135)
Total comprehensive income	$415,963	$386,038

Net income per share - Basic and diluted	$0.00 *	$0.00 *
Weighted average number of common shares outstanding
- Basic and Diluted	1,701,181,423	1,701,181,423

*	Less than $0.01 per share

ENTREPRENEUR UNIVERSE BRIGHT GROUP

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(UNAUDITED)

(In U.S. dollars)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$431,457	$391,173
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	20,320	21,370
Amortization of operating lease right-of-use assets	13,535	13,894
Deferred tax	78,542	76,023
Changes in operating assets and liabilities:
Other receivables and prepayments	(6,397)	(11,678)
Accounts receivable	(467,163)	(266,748)
Accounts payable	-	(99,336)
Other payables and accrued liabilities	(96,320)	(93,952)
Tax payables	119,878	159,941
Contract liabilities	-	(70,034)
Receipt in advance	(1,724)	(5,162)
Operating lease liabilities	(13,536)	(13,895)
Net cash generated from operating activities	78,592	101,596

Cash flows used in investing activities
Purchase of property, plant and equipment	(1,893)	(8,554)

Cash flows used in financing activities
Repayment to a director	(164,440)	-

Effect of exchange rates on cash	(16,525)	(6,298)

Net (decrease) increase in cash and cash equivalents	(104,266)	86,744
Cash and cash equivalents at beginning of period	7,193,591	7,649,129
Cash and cash equivalents at end of period	$7,089,325	$7,735,873

Supplemental cash flow information
Cash paid during the period for:
Income taxes	$95,524	$44,397